EXECUTION COPY

EXHIBIT 2.1

AGREEMENT
AND
PLAN OF MERGER

STERLING FINANCIAL CORPORATION

AND

THE PENNSYLVANIA STATE BANKING COMPANY

June 14, 2004

i

EXECUTION COPY

ii

EXECUTION COPY

EXHIBITS

Exhibit 1 – National Penn Agreements
Exhibit 2 – Voting Agreement
Exhibit 3 – Thomas J. Sposito II Employment Agreement
Exhibit 4 – Robert M. Garst Employment Agreement
Exhibit 5 – Form of Legal Opinion of Shumaker Williams, P.C.
Exhibit 6 – Form of Legal Opinion of Rhoads & Sinon LLC
Exhibit 7 – Affiliate’s Letter
Exhibit 7.01(c)
      Schedule X

SCHEDULES

Pennsylvania Disclosure Schedules
Sterling Disclosure Schedules

Schedule 1
Schedule 2
Schedule 3
Schedule 4

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EXECUTION COPY
 June 14, 2004

AGREEMENT

     THIS AGREEMENT, dated as of June 14, 2004 (“Agreement”), is made by and between Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”), and The Pennsylvania State Banking Company, a Pennsylvania corporation (“Pennsylvania”).

BACKGROUND

     1. Pennsylvania owns directly all of the outstanding capital stock of Pennsylvania State Bank, a Pennsylvania banking institution (“PSB”).

     2. Sterling and Pennsylvania desire for Pennsylvania to merge with and into Sterling, with Sterling surviving the merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

     3. As a condition and an inducement to Sterling to enter into this Agreement, National Penn Bancshares, Inc., has entered into a National Penn Bancshares, Inc. Support Agreement, Irrevocable Election Form and Agreement and Termination of Contract, as attached hereto as Exhibit 1(the “National Penn Agreements”).

     4. As a condition and inducement to Sterling to enter into this Agreement, the directors, certain officers and shareholders with ownership interests in excess of ten percent (10%) of Pennsylvania are each concurrently executing a Voting Agreement in the form attached hereto as Exhibit 2 (the “Voting Agreement”).

     5. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

     6. As condition and inducement to Sterling to enter into this Agreement, each of the individuals listed on Schedule 1 to this Agreement will have entered into the respective agreements as listed on Schedule 1 in the forms attached hereto as Exhibits 3 and 4, and Schedule 3, respectively.

     7. Sterling and Pennsylvania desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I – GENERAL

Section 1.01 — Definitions.

     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Acquisition Proposal has the meaning given to the term in Section 5.05.

     Adjusted Pennsylvania Option has the meaning given to the term in Section 2.07 of this Agreement.

     Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of the corporation.

     Aggregate Cash Consideration means the number of shares of Pennsylvania Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date.

     Aggregate Common Stock Consideration means the number of shares of Pennsylvania Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date.

     Aggregate Merger Consideration means the sum of the Aggregate Cash Consideration and the Aggregate Common Stock Consideration.

     Agreement means this Agreement, including any amendment or supplement hereto.

     Application means an application for regulatory approval, which is required by the Contemplated Transactions.

     Articles of Merger mean the articles of merger to be executed by Sterling and Pennsylvania and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

     Average Closing Price means the average of the closing prices of Sterling Common Stock on the Nasdaq National Market System for each of the twenty (20) trading days, during the Determination Period.

     Banking Code means the Pennsylvania Banking Code of 1965, as amended.

     BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

     BHC Act means the Bank Holding Company Act of 1956, as amended.

     Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which Sterling is authorized or obligated by law or executive order to close.

     Cash Consideration has the meaning given to the term in Section 2.02(a)(ii) of this Agreement.

     Cash Election means an election to receive the Cash Consideration with respect to all or a portion of a holder’s shares of Pennsylvania Common Stock.

     Cash Election Shares has the meaning given to the term in Section 2.02(c)(ii).

     Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the closing) has been fulfilled or waived, or as soon as practicable thereafter.

     Common Stock Consideration has the meaning given to the term in Section 2.02(a)(i) of this Agreement.

     Common Stock Election means an election to receive the Common Stock Consideration with respect to all or a portion of a holder’s shares of Pennsylvania Common Stock.

     Common Stock Election Shares has the meaning given to the term in Section 2.02(c)(i).

     Contemplated Transactions means all of the transactions contemplated by this Agreement, including: (a) the merger of Pennsylvania with and into Sterling, with Sterling surviving such merger; and (b) the performance by Sterling and Pennsylvania of their respective covenants and obligations under this Agreement.

     CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

     Determination Date means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

     Determination Period means the twenty (20) trading days ending on the Determination Date.

     Dissenting Pennsylvania Shares has the meaning given to the term in Section 2.06 of this Agreement.

     Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

     Election means either a Common Stock Election, a Cash Election or a Mixed Election.

     Election Deadline means 5:00 p.m., prevailing Eastern Time, on the day that is two (2) Business Days prior to the Closing Date.

     Election Form means a form, in such form as Sterling and Pennsylvania shall mutually agree, on which holders of Pennsylvania Common Stock shall make an Election.

     Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     Exchange Agent means the agent designated by Sterling (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(c) and the exchange procedure described in Section 2.08.

     Exchange Fund has the meaning given to the term in Section 2.08(a).

     Exchange Ratio means the exchange ratio set forth in Section 2.02(a)(i), as it may be adjusted pursuant to Section 2.09.

     FDIC means the Federal Deposit Insurance Corporation.

     FRB means Board of Governors of the Federal Reserve Board.

     GAAP means accounting principles generally accepted in the United States.

     IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     IRS means the Internal Revenue Service.

     Key Pennsylvania Management shall mean Thomas J. Sposito, II and Robert M. Garst.

     Knowledge of Sterling means the knowledge of Sterling’s executive officers and directors.

     Knowledge of Pennsylvania means the knowledge of Pennsylvania’s executive officers and directors.

     Letter Agreement has the meaning given to such term in the Background Section of this Agreement.

     Material Adverse Effect means a material adverse effect on the business, financial condition or results of operations of Pennsylvania on a consolidated basis (when the term is used in Article III hereof) or Sterling on a consolidated basis (when the term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of Sterling or Pennsylvania resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by Pennsylvania pursuant to Section 5.07 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

     Merger means the merger of Pennsylvania with and into Sterling, contemplated by this Agreement.

     Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

     Mixed Election has the meaning given the term in Section 2.02(d) of this Agreement.

     NASD means the National Association of Securities Dealers, Inc.

     Nasdaq means the National Market tier of The Nasdaq Stock Market operated by the NASD.

     National Penn means National Penn Bancshares, Inc., a Pennsylvania corporation, its successors and assigns.

     National Penn Shares means all shares of Pennsylvania Common Stock beneficially owned by National Penn.

     No-Election Shares has the meaning given to such term in Section 2.02(c).

     Non-Management Employees of Pennsylvania means any employee of Pennsylvania or PSB that does not meet the definition of Key Pennsylvania Management under this Agreement.

     PDB means the Department of Banking of the Commonwealth of Pennsylvania.

     PDS means the Department of State of the Commonwealth of Pennsylvania.

     PSB means Pennsylvania State Bank, a Pennsylvania banking institution, all the outstanding capital stock of which is owned by Pennsylvania.

     PSB Bank Board has the meaning given to the term in Section 5.07(c)(iv)(D) of this Agreement.

     Pennsylvania means The Pennsylvania State Banking Company, a Pennsylvania corporation, its successors and assigns.

     Pennsylvania Benefit Plan has the meaning given to the term in Section 3.12(a) of this Agreement.

     Pennsylvania Certificate means a certificate that immediately prior to the Effective Date represented issued and outstanding shares of Pennsylvania Common Stock or issued and outstanding shares of PSB common stock .

     Pennsylvania Common Stock has the meaning given to the term in Section 3.02(a) of this Agreement.

     Pennsylvania Disclosure Schedule means, collectively, the disclosure schedules delivered by Pennsylvania to Sterling at or prior to the execution and delivery of this Agreement.

     Pennsylvania Employee Stock Purchase Plan means the 2003 Employee Stock Purchase Plan of Pennsylvania.

     Pennsylvania ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

     Pennsylvania Financials means (a) the audited consolidated financial statements of Pennsylvania as of December 31, 2003, and (b) the unaudited interim consolidated financial statements of Pennsylvania for each calendar quarter after December 31, 2003.

     Pennsylvania Nominee has the meaning given to the term in Section 1.02(d)(i) of this Agreement.

     Pennsylvania Option has the meaning given to the term in Section 2.07 of this Agreement.

     Pennsylvania Option Plans means the 1994 Stock Incentive Plan, the 1995 Independent Directors Stock Option Plan, the 2000 Independent Directors Stock Option Plan and the 2003 Stock Incentive Plan, each maintained by Pennsylvania immediately prior to the Effective Date.

     Pennsylvania Shareholders Meeting means the meeting of the holders of Pennsylvania Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of Pennsylvania Common Stock in connection with the Contemplated Transactions.

     Reallocated Cash Shares has the meaning given to the term in Section 2.02(f)(i)(B).

     Reallocated Common Stock Shares has the meaning given to the term in Section 2.02(f)(ii)(C).

     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sterling Common Stock to be issued in connection with the Contemplated Transactions.

     Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the FRB, the FDIC, the NASD, and the respective staffs thereof.

     Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

     Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

     Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated, from time to time, thereunder.

     Sterling means Sterling Financial Corporation, a Pennsylvania corporation, its successors and assigns.

     Sterling Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sterling or any other entity that, together with Sterling, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

     Sterling ERISA Affiliate means any entity that, together with Sterling, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

     Sterling Certificate has the meaning given to the term in Section 2.08(d) of this Agreement.

     Sterling Common Stock means the shares of common stock, par value $5.00 per share, of Sterling.

     Sterling Common Stock Option means the option to purchase a share of common stock, par value $5.00 per share, of Sterling.

     Sterling Disclosure Schedule means, collectively, the disclosure schedules delivered by Sterling to Pennsylvania at or prior to the execution and delivery of this Agreement.

     Sterling Financials means (a) the audited consolidated financial statements of Sterling as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and (b) the unaudited interim consolidated financial statements of Sterling for each calendar quarter after December 31, 2003.

     Sterling Market Value has the meaning given to such term in Section 2.05 of this Agreement.

     Sterling Option has the meaning given to the term in Section 2.07 of this Agreement.

     Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation, the stock of which is held in the ordinary course of the lending or fiduciary activities of a bank.

Section 1.02 — The Merger.

(a)	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)	The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)	Pennsylvania shall merge with and into Sterling;

(ii)	The separate existence of Pennsylvania shall cease;

(iii)	Sterling shall be the surviving corporation in the Merger; and

(iv)	all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Pennsylvania shall be taken and deemed to be transferred to and vested in Sterling, as the surviving corporation in the Merger, without further act or deed;

all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

(c)	Sterling’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Sterling, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sterling, as the surviving corporation in the Merger, until thereafter altered, amended or repealed. Sterling hereby covenants and agrees that it will not alter, amend, or repeal its articles of incorporation and/or bylaws as in effect as of the date of the Pennsylvania Shareholders Meeting during the period commencing on such date and ending on the Effective Date, except as otherwise required by law.

(d)	Sterling’s Board of Directors and Officers.

(i)	On and after the Effective Date, (A) the directors of Sterling duly elected and holding office immediately prior to the Effective Date, and (B) one person (the “Pennsylvania Nominee”) selected by Pennsylvania’s Board of Directors and subject to (1) compliance with the Sterling Bylaws, (2) such person meeting the board of director and audit committee standards for “independent” as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor thereto, (3) such person meeting the eligibility requirements for a director of Sterling of any Regulatory Authority relating to Sterling, and (4) approval of such person by Sterling (which approval is hereby granted as to William E. Miller, Jr., and will not otherwise be unreasonably withheld), shall be the directors of Sterling, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Sterling. Sterling shall designate the Pennsylvania Nominee as a Class 2007 director with a term of office through the 2007 Annual Meeting of Shareholders of Sterling and as a member of the Sterling Audit Committee. If such person continues to meet the criteria in d(i)(1), (2) and (3) above and otherwise meets the eligibility requirements for directors of Sterling, Sterling agrees to re-nominate the Pennsylvania Nominee for at least one full three-year term after the expiration of his or her initial term. Sterling further agrees, subject to Section 1.02(e) below, that as long as Sterling continues to maintain the separate corporate existence of PSB as an operating subsidiary, to nominate or re-nominate the Pennsylvania Nominee (or a successor Pennsylvania Nominee) for election to the Sterling Board of Directors, provided that such person meets the criteria in (d)(i)(1), (2) and (3) above and, in the case of a successor Pennsylvania Nominee, (d)(i)(4).

(ii)	On and after the Effective Date, the officers of Sterling duly elected and holding office immediately prior to the Effective Date shall be the officers of Sterling, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Sterling.

(e)	As a result of the Merger, PSB shall be a wholly-owned operating subsidiary of Sterling subject to the provisions of this Section 1.02 (e). Sterling shall continue the separate corporate existence of PSB as an operating bank subsidiary for a period not less than three (3) years following the Effective Date, with the corporate name “The Pennsylvania State Bank”, or until such time as the Sterling and PSB boards of directors determine otherwise.

(f)	PSB Board of Directors.

(i)	Immediately following the Effective Date, the board of directors of PSB shall consist of the members of the board immediately preceding the Effective Date, with the addition of Thomas P. Dautrich. Each person serving on the board of directors of PSB immediately following the Effective Date shall, absent a breach of such director’s fiduciary duty to PSB, be nominated and recommended by the board of directors of Sterling to serve three (3) successive one (1) year terms as a director of PSB, and to serve until such time as his successor has been duly elected, qualified and appointed.

(ii)	For a period of three (3) years following the Effective Date, the non-employee members of the PSB board of directors who remain members of the PSB board of directors after the Effective Date, shall receive compensation for services as a member of the PSB board of directors in the amounts listed on Schedule 2 to this Agreement. At the first meeting of the PSB board of directors following the Effective Date, each individual member of the PSB board of directors shall opt to receive either (i) the same compensation for service as are received by the members of the boards of directors of Sterling’s banking institution subsidiaries under Sterling’s Subsidiary Board of Directors Policy; or (ii) the compensation amounts listed on Schedule 2.

(g)	Pennsylvania Employee Stock Purchase Plan. Between the date of this Agreement and the first to occur of the Closing Date or December 31, 2004, distributions of Pennsylvania Common Stock pursuant to the Pennsylvania Employee Stock Purchase Plan shall only be authorized in accordance with this Section 1.02(g) and shall be limited to a maximum of Two Thousand (2,000) authorized, original issue shares of Pennsylvania Common Stock. Distributions pursuant to the Pennsylvania Stock Purchase Plan in excess of Two Thousand shares of Pennsylvania Common Stock shall be satisfied by the acquisition by the Pennsylvania Employee Stock Purchase Plan of shares of Pennsylvania Common Stock purchased in open market transactions in accordance with the terms of the Pennsylvania Employee Stock Purchase Plan.

ARTICLE II — CONSIDERATION; ELECTION
AND EXCHANGE PROCEDURES

Section 2.01 — Sterling Common Stock.

(a)	Outstanding Shares. Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sterling Common Stock.

(b)	Treasury Stock. Each share of Sterling Common Stock issued and held in the treasury of Sterling immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sterling.

Section 2.02 — Pennsylvania Common Stock.

(a)	Conversion Alternatives. Subject to Sections 2.03, 2.04 and 2.06 below with respect to treasury stock, fractional shares and dissenting shares of Pennsylvania Common Stock, each share of Pennsylvania Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)	Shares of Sterling Common Stock calculated by dividing $22.00 by the Average Closing Price (the “Exchange Ratio”), subject to adjustment as provided in this Section 2.02 (a)(i) and in Section 2.09 below (the “Common Stock Consideration”); provided, however, that (i) if the Exchange Ratio would be greater than .8300 shares of Sterling Common Stock, then the Exchange Ratio shall be .8300 shares of Sterling Common Stock and (ii) if the Exchange Ratio would be less than .7239 shares of Sterling Common Stock, then the Exchange Ratio shall be .7239 shares of Sterling Common Stock; or

(ii)	$22.00 in cash (the “Cash Consideration,” and, collectively, with the Common Stock Consideration, the “Merger Consideration”).

(b)	National Penn Shares. National Penn has delivered to Sterling an Irrevocable Election Form pursuant to which, among other things, National Penn has elected and agreed to receive Common Stock Consideration with respect to ninety percent (90%) of the National Penn Shares and to receive Cash Consideration with respect to ten percent (10%) of the National Penn Shares. Such election shall be deemed to be an effective election for purposes of this Agreement and under the terms of the Irrevocable Election Form, and shall not be subject to conversion or reallocation under Section 2.01(f) of this Agreement. Section 1906 of the BCL is intended to and shall apply to this Agreement and, pursuant thereto, Pennsylvania’s shareholders shall not be entitled under Section 1906(b) of the BCL to the statutory voting rights upon special treatment set forth therein and, in lieu thereof, as required by Section 1906(c) of the BCL and as provided in Section 2.06 of this Agreement, shall be entitled to exercise dissenters rights as provided and in compliance with Subchapter D of Chapter 15 of the BCL.

(c)	Election Procedures – Non-National Penn Shareholders. Sterling and Pennsylvania shall cause the Exchange Agent to mail an Election Form to holders of Pennsylvania Common Stock (other than the holder of National Penn Shares)

not more than forty (40) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)	To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of Pennsylvania Common Stock (the “Common Stock Election Shares”); or

(ii)	To elect to receive the Cash Consideration with respect to all or a portion of their shares of Pennsylvania Common Stock (the “Cash Election Shares”).

The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Pennsylvania Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the Pennsylvania Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such Pennsylvania Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Pennsylvania Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of Pennsylvania Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to subsection 2.06 of this Agreement, the shares of Pennsylvania Common Stock held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold Pennsylvania Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

For purposes of this Section 2.02, any Dissenting Pennsylvania Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

(d)	Mixed Election. Subject to the immediately following sentence, each record holder of shares of Pennsylvania Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of Sterling Common Stock for a portion of such holder’s shares of Pennsylvania Common Stock and cash for the remaining portion of such holder’s shares of Pennsylvania Common Stock (the “Mixed Election”). With respect to each holder of Pennsylvania

Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.02(f) below, the shares of Pennsylvania Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(e)	Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Sterling, Pennsylvania nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(f)	Allocation. Subject and after giving effect to Section 2.02(b), the Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of Pennsylvania Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i)	Aggregate Common Stock Consideration Oversubscribed. If the number of Common Stock Election Shares is more than seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then:

(A)	All Cash Election Shares (subject to Section 2.06 with respect to Pennsylvania Dissenting Shares) and all No-Election Shares shall be converted into the right to receive the Cash Consideration;

(B)	The Exchange Agent shall convert, on the pro rata basis described in Section 2.02(f)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of Common Stock Election Shares (less the Reallocated Cash Shares) shall equal seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

(C)	The Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration;

such that the Aggregate Common Stock Consideration is seventy-five percent (75%), and the Aggregate Cash Consideration is twenty-five percent (25%), of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date.

(ii)	Aggregate Common Stock Consideration Undersubscribed. If the number of Common Stock Election Shares is less than seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then:

(A)	All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)	No-Election Shares shall be converted into Common Stock Election Shares to the extent necessary to have the aggregate number of Common Stock Election Shares (including such converted No-Election Shares) equal seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date. If less than all of the No-Election Shares need to be converted to Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration.

(C)	If all of the No-Election Shares are converted to Common Stock Election Shares under the preceding subsection and the number of Common Stock Election Shares then remains less than seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(f)(iv) below, a sufficient number of Cash Election Shares (excluding Dissenting Pennsylvania Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and

(D)	All Cash Election Shares (subject to Section 2.06 with respect to Pennsylvania Dissenting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;

such that the Aggregate Common Stock Consideration is seventy percent (70%), and the Aggregate Cash Consideration is thirty percent (30%), of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date.

(iii)	Aggregate Common Stock Consideration Subscribed within Seventy and Seventy-five Percent. If the number of Common Stock Election shares is at least seventy percent (70%), but not more than seventy-five percent (75%), then:

(A)	All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)	No-Election Shares shall be converted into Common Stock Election Shares provided that the aggregate number of Common Stock Election Shares (including such converted No-Election Shares) shall not exceed seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date. If less than all of the No-Election Shares are converted into Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration; and

(C)	All Cash Election Shares (subject to Section 2.06 with respect to Dissenting Pennsylvania Shares) shall be converted into the right to receive the Cash Consideration; such that the Aggregate Common Stock Consideration shall be at least seventy percent (70%), but not more than seventy-five percent (75%), and the Aggregate Cash Consideration shall be at least twenty-five percent (25%), but not more than thirty percent (30%), of the total number of shares of Pennsylvania issued and outstanding on the Effective Date.

(iv)	Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(f)(i)(B) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.02(f)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

Section 2.03 — Treasury Stock.

     Each share of Pennsylvania Common Stock issued and held in the treasury of Pennsylvania as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.04 — Fractional Shares.

     No fractional shares of Sterling Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Pennsylvania Common Stock who would otherwise be entitled to receive a fraction of a share of Sterling Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Average Closing Price.

Section 2.05 — Market Value of Sterling Common Stock.

     For purposes of this Agreement, the market value of a share of Sterling Common Stock (“Sterling Market Value”) shall be deemed to be the Average Closing Price.

Section 2.06 — Dissenting Pennsylvania Shareholders.

(a)	The outstanding shares of Pennsylvania Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Pennsylvania Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

(b)	If any such holder of Pennsylvania Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Pennsylvania Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of Pennsylvania Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Pennsylvania Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)	All payments in respect of Dissenting Pennsylvania Shares, if any, will be made by Sterling.

Section 2.07 — Stock Options.

(a)	At the Effective Date, each holder of an option (collectively, “Pennsylvania Options” to purchase shares of Pennsylvania Common Stock that (i) is outstanding at the Effective Date, (ii) has been granted pursuant to the Pennsylvania Stock Option Plan; and (iii) would otherwise survive the Effective Date shall be entitled to receive, in substitution for the Pennsylvania Option, an option to acquire shares of Sterling Common Stock on the terms set forth below (each Pennsylvania Option, as substituted, a “Sterling Option”).

(b)	A Sterling Option shall be a stock option to acquire shares of Sterling Common Stock with the following terms: (i) the number of shares of Sterling Common Stock, which may be acquired pursuant to the Sterling Option, shall be equal to the product of the number of shares of Pennsylvania Common Stock covered by the corresponding Pennsylvania Option multiplied by the Exchange Ratio, provided that any fractional share of Sterling Common Stock resulting from the multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per share of Sterling Common Stock issuable upon exercise of the Sterling Option shall be equal to the exercise price of the corresponding Pennsylvania option immediately prior to its conversion to a Sterling Option, divided by the Exchange Ratio, provided that the exercise price shall be round down to the nearest whole cent; (iii) the duration and other terms of the Sterling Option shall be identical to the duration and other terms of the corresponding Pennsylvania Option immediately prior to its conversion to a Sterling Option, except that all references to Pennsylvania shall be deemed to be references to Sterling and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Pennsylvania Option; (iv) Sterling shall assume the Pennsylvania Option, whether vested or not vested, as contemplated by the IRC; and (v) to the extent Pennsylvania Options qualify as incentive stock options under IRC Section 422, the Sterling Options exchanged therefore shall also so qualify.

(c)	On or within 15 days after the Effective Date, Sterling shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act, register the number of shares of Sterling Common Stock necessary to satisfy Sterling’s obligations with respect to the issuance of Sterling Common Stock pursuant to the exercise of Sterling Options.

(d)	Calculation Schedule. The calculations of the respective amounts of cash and Sterling Common Stock payable and issuable pursuant to the terms of this Agreement shall be calculated by the Exchange Agent and approved by Sterling and Pennsylvania as soon as practicable and no later than the Effective Date.

Section 2.08 — Surrender and Exchange of Pennsylvania Stock Certificates.

(a)	Exchange Fund. On or prior to the Effective Date, Sterling shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Pennsylvania Common Stock, sufficient cash and certificates representing shares of Sterling Common Stock to make all payments and deliveries to shareholders of Pennsylvania pursuant to this Article II. Any cash and certificates for Sterling Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)	Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), Sterling shall cause the Exchange Agent to mail the Merger Consideration to shareholders of Pennsylvania who have submitted effective Election Forms prior to the Election Deadline.

(c)	Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), Sterling shall cause the Exchange Agent to mail to each record holder of Pennsylvania Common Stock immediately prior to the Effective Date who has not surrendered Pennsylvania Certificates representing all of the shares of Pennsylvania Common Stock owned by such holder pursuant to Section 2.02(b), a letter of transmittal which shall specify that delivery of the Pennsylvania Certificates shall be effected, and risk of loss and title to the Pennsylvania Certificates shall pass, only upon delivery of the Pennsylvania Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sterling may reasonably specify and instructions for effecting the surrender of such Pennsylvania Certificates in exchange for the Cash Consideration and/or the Common Stock Consideration, as the case may be. Upon surrender of a Pennsylvania Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Pennsylvania Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of Sterling Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.08.

(d)	Each certificate for shares of Sterling Common Stock (each, a “Sterling Certificate”) issued in exchange for Pennsylvania Certificates pursuant to this Section 2.08 shall be dated the Effective Date and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of Sterling Common Stock from the Effective Date. Until surrendered, each Pennsylvania Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(e)	If a Pennsylvania Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of Sterling Common Stock, Sterling shall pay to the holder of such Pennsylvania Certificate cash in an amount equal to dividends payable on the shares of Sterling Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.02(e) upon surrender of Pennsylvania Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of Pennsylvania Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as Pennsylvania Certificates are surrendered to Sterling for exchange, Sterling shall have the right to withhold dividends or any other distributions on the shares of Sterling Common Stock issuable to such shareholder.

(f)	Upon the Effective Date, the stock transfer books for Pennsylvania Common Stock will be closed and no further transfers of Pennsylvania Common Stock will thereafter be made or recognized. All Pennsylvania Certificates surrendered pursuant to this Section 2.08 will be cancelled.

(g)	If there is a transfer of ownership of Pennsylvania Common Stock that is not registered in the transfer records of Pennsylvania, one or more Sterling Certificates evidencing, in the aggregate, the proper number of shares of Sterling Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(e), as applicable and appropriate, may be issued with respect to such Pennsylvania Common Stock to such a transferee if the Pennsylvania Certificate representing such shares of Pennsylvania Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(h)	If any Pennsylvania Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Pennsylvania Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.08 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Pennsylvania Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Pennsylvania Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Pennsylvania, Sterling or the Exchange Agent or any other party with respect to the Pennsylvania Certificate alleged to have been lost, stolen or destroyed.

Section 2.09 — Anti-Dilution Provisions.

If Sterling shall, at any time before the Effective Date:

(a)	declare a dividend in shares of Sterling Common Stock with a record date on or prior to the Closing Date;

(b)	combine the outstanding shares of Sterling Common Stock into a smaller number of shares;

(c)	resolve to effect a split or subdivide the outstanding shares of Sterling Common Stock with a record date on or prior to the Closing Date; or

(d)	reclassify the shares of Sterling Common Stock;

then, in any such event, the number of shares of Sterling Common Stock to be delivered to Pennsylvania shareholders who are entitled to receive shares of Sterling Common Stock in exchange for shares of Pennsylvania Common Stock shall be adjusted so that each Pennsylvania shareholder shall be entitled to receive such number of shares of Sterling Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sterling shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.)

Section 2.10 — Other Matters.

     Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a)	Preclude Sterling or any Sterling Affiliate from acquiring or assuming, or to limit in any way the right of Sterling or any Sterling Affiliate to acquire or assume,

prior to or following the Effective Date, the stock, or assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Sterling Common Stock or otherwise, unless such transaction would result in a Material Adverse Effect;

(b)	Preclude Sterling from issuing, or to limit any way the right of Sterling to issue, prior to or following the Effective Date, Sterling Common Stock or other securities;

(c)	Preclude Sterling from granting employee, director or compensatory options at any time with respect to Sterling Common Stock or other securities;

(d)	Preclude option holders of Sterling from exercising options at any time with respect to Sterling Common Stock or other securities; or

(e)	Preclude Sterling or any Sterling Affiliate from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF PENNSYLVANIA

     Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article III and delivered concurrently with this Agreement, Pennsylvania hereby represents and warrants to Sterling as follows:

Section 3.01 — Organization.

(a)	Pennsylvania is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pennsylvania is a bank holding company duly registered under the BHC Act. Pennsylvania has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Pennsylvania is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)	PSB is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

PSB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)	The deposits of PSB are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)	Pennsylvania has no Subsidiaries other than PSB and those identified in Pennsylvania Disclosure Schedule 3.01(d).

(e)	The respective minute books of Pennsylvania and each Pennsylvania Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of Pennsylvania and the Pennsylvania Subsidiary.

(f)	Pennsylvania has delivered to Sterling true and correct copies of the articles of incorporation and bylaws of Pennsylvania and PSB, and the articles of incorporation and bylaws of each other Pennsylvania Subsidiary, each as in effect on the date hereof.

Section 3.02 — Capitalization.

(a)	The authorized capital stock of Pennsylvania consists of 20,000,000 shares of common stock, par value $2.50 per share (“Pennsylvania Common Stock”), of which at the date hereof 2,071,517 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights; and 2,000,000 shares of preferred stock, par value $2.50 per share, of which no shares are issued and outstanding as of the date of this Agreement. Pennsylvania has not issued nor is Pennsylvania bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Pennsylvania Common Stock or any other security of Pennsylvania or any securities representing the right to vote, purchase or otherwise receive any shares of Pennsylvania Common Stock or any other security of Pennsylvania, except (i) for Pennsylvania Options for 227,221 shares of Pennsylvania Common Stock issued and outstanding under the Pennsylvania Option Plans and (ii) pursuant to Section 1.02(g) hereof. Accordingly, immediately prior to the Effective Date, there will be not more than 2,300,738 shares of Pennsylvania Common Stock issued and outstanding on a fully diluted basis (consisting of 2,071,517 shares currently outstanding plus 227,221 unexercised options which may be exercised and 2,000 shares which may be issued pursuant to the Pennsylvania Employee Stock Purchase Plan).

(b)	Except as set forth in Pennsylvania Disclosure Schedule 3.02(b), Pennsylvania owns, directly or indirectly, all of the capital stock of PSB and the other Pennsylvania Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of PSB or any other Pennsylvania Subsidiary. Except for the Pennsylvania Subsidiaries, Pennsylvania does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in PSB’s investment portfolio, (ii) equity interests held in connection with PSB’s commercial loan activities and (iii) as set forth on Pennsylvania Disclosure Schedule 3.02(b).

(c)	To the Knowledge of Pennsylvania, except as set forth on Pennsylvania Disclosure Schedule 3.02(c) or as disclosed in Pennsylvania’s proxy materials used in connection with its 2004 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of Pennsylvania Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.03 — Authority; No Violation.

(a)	Pennsylvania has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Pennsylvania’s shareholders. The execution and delivery of this Agreement by Pennsylvania and the consummation by Pennsylvania of the Contemplated Transactions have been duly and validly approved by the Board of Directors of Pennsylvania and, except for approval by the shareholders of Pennsylvania as required by the BCL, no other corporate proceedings on the part of Pennsylvania are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Pennsylvania and, subject to approval by the shareholders of Pennsylvania and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of Pennsylvania, enforceable against Pennsylvania in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by Pennsylvania, (i) subject to receipt of approvals from the Pennsylvania shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and Pennsylvania’s and Sterling’s compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by Pennsylvania or any Pennsylvania Subsidiary with any of the terms or provisions hereof, do not and will not:

(A)	conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of Pennsylvania or any Pennsylvania Subsidiary;

(B)	violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Pennsylvania or any Pennsylvania Subsidiary or any of their respective properties or assets; or

(C)	except as described in Pennsylvania Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Pennsylvania or any Pennsylvania Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Pennsylvania or any Pennsylvania Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Pennsylvania.

Section 3.04 — Consents.

     No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in Pennsylvania Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by Pennsylvania or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, referred to in Section 4.04, hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of Pennsylvania, as required under the BCL, the consummation by Pennsylvania of the Contemplated Transactions.

Section 3.05 — Financial Statements.

(a)	Pennsylvania has previously delivered to Sterling the Pennsylvania Financials, except those pertaining to quarterly periods commencing after December 31, 2003, which it will deliver to Sterling within 45 days after the end of the respective quarter. The delivered Pennsylvania Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Pennsylvania as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)	Except as set forth in Pennsylvania Disclosure Schedule 3.05(b), Pennsylvania did not, as of the date of the Pennsylvania Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Pennsylvania Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 3.06 — No Material Adverse Change.

     Neither Pennsylvania nor any Pennsylvania Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, business, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2003, which change has had a Material Adverse Effect.

Section 3.07 — Taxes.

(a)	Pennsylvania and the Pennsylvania Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Pennsylvania is a common parent. Pennsylvania has filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Pennsylvania and the Pennsylvania Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from Pennsylvania or any Pennsylvania Subsidiary to any applicable taxing authority, on or prior to the Closing Date.

(b)	No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to Pennsylvania or any Pennsylvania Subsidiary.

(c)	To the Knowledge of Pennsylvania, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Pennsylvania or any Pennsylvania Subsidiary, nor has Pennsylvania or any Pennsylvania Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)	Proper and accurate amounts have been withheld by Pennsylvania and each Pennsylvania Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws.

Section 3.08 — Contracts.

(a)	Except as described in Pennsylvania Disclosure Schedule 3.08(a) or 3.12, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to or subject to:

(i)	any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii)	any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)	any collective bargaining agreement with any labor union relating to employees;

(iv)	any agreement which by its terms limits the payment of dividends by Pennsylvania or any Pennsylvania Subsidiary;

(v)	except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Pennsylvania or any Pennsylvania Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of PSB, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)	any contract, other than this Agreement, which restricts or prohibits Pennsylvania or PSB from engaging in any type of business permissible under applicable law;

(vii)	any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)	except in the ordinary course of business, any lease for real property;

(ix)	any contract or arrangement with any broker-dealer or investment adviser;

(x)	any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi)	any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)	(i)	All the contracts, plans, arrangements and instruments listed in Pennsylvania Disclosure Schedule 3.08(a) or 3.12 are in full force and effect on the date hereof, and neither Pennsylvania, any Pennsylvania Subsidiary nor, to the Knowledge of Pennsylvania, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

(ii)	Except as otherwise described in Pennsylvania Disclosure Schedule 3.08(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which Pennsylvania or any Pennsylvania Subsidiary is a party or by which Pennsylvania or any Pennsylvania Subsidiary may be bound:

(A)	contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B)	provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of Pennsylvania or any Pennsylvania Subsidiary; or

(C)	requires Pennsylvania or any Pennsylvania Subsidiary to provide a benefit in the form of Pennsylvania Common Stock or determined by reference to the value of Pennsylvania Common Stock.

Section 3.09 — Ownership of Property; Insurance Coverage.

(a)	Pennsylvania and each Pennsylvania Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by Pennsylvania or such Pennsylvania Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the Pennsylvania Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)	Those items that secure liabilities for borrowed money and that are described in Pennsylvania Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)	Statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)	Liens for current taxes not yet due and payable;

(iv)	Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)	The imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

(vi)	Dispositions and encumbrances for adequate consideration in the ordinary course of business. Pennsylvania and each Pennsylvania Subsidiary have the right under leases of material properties used by Pennsylvania or such Pennsylvania Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them; and

(vii)	As reflected as a liability in the Pennsylvania Financial Statements or the footnotes thereto.

(b)	With respect to all agreements pursuant to which Pennsylvania or any Pennsylvania Subsidiary has purchased securities subject to an agreement to resell, if any, Pennsylvania or such Pennsylvania Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)	Pennsylvania and each Pennsylvania Subsidiary maintain insurance in amounts considered by Pennsylvania to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Pennsylvania nor any Pennsylvania Subsidiary has received notice from any insurance carrier that:

(i)	The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)	Premium costs with respect to such insurance will be substantially increased.

(d)	Pennsylvania and each Pennsylvania Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 3.10 — Legal Proceedings.

     Except as set forth in Pennsylvania Disclosure Schedule 3.10, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to any, and there are no pending or, to the Knowledge of Pennsylvania, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)	Against Pennsylvania or any Pennsylvania Subsidiary;

(b)	To which the assets of Pennsylvania or any Pennsylvania Subsidiary are subject;

(c)	Challenging the validity or propriety of any of the Contemplated Transactions; or

(d)	Which could materially adversely affect the ability of Pennsylvania, PSB or any other Pennsylvania Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pennsylvania.

Section 3.11 — Compliance with Applicable Law.

(a)	Pennsylvania and each Pennsylvania Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

(b)	Pennsylvania and each Pennsylvania Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c)	No Regulatory Authority has initiated any proceeding or, to the Knowledge of Pennsylvania, investigation into the business or operations of Pennsylvania or any Pennsylvania Subsidiary.

(d)	Neither Pennsylvania nor any Pennsylvania Subsidiary has received any notification or communication from any Regulatory Authority:

(i)	Asserting that Pennsylvania or any Pennsylvania Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)	Threatening to revoke any license, franchise, permit or governmental authorization which is material to Pennsylvania or any Pennsylvania Subsidiary;

(iii)	Requiring or threatening to require Pennsylvania or any Pennsylvania Subsidiary, or indicating that Pennsylvania or any Pennsylvania Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Pennsylvania or any Pennsylvania Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)	Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Pennsylvania or any Pennsylvania Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Pennsylvania or PSB, herein referred to as a “Regulatory Agreement”);

(e)	Neither Pennsylvania nor any Pennsylvania Subsidiary has received, consented to, or entered into any Regulatory Agreement.

(f)	There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

(g)	There is no injunction, order, judgment or decree imposed upon Pennsylvania or any Pennsylvania Subsidiary or the assets of Pennsylvania or any Pennsylvania Subsidiary.

Section 3.12 — ERISA.

(a)	Pennsylvania has delivered to Sterling true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Pennsylvania Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Pennsylvania or any other entity (a “Pennsylvania ERISA Affiliate”) that, together with Pennsylvania, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “Pennsylvania Benefit Plans”), together with:

(i)	The most recent actuarial reports (if any) and financial reports relating to those Pennsylvania Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)	The most recent Form 5500 (if any) relating to such Pennsylvania Benefit Plans filed with the IRS; and

(iii)	The most recent IRS determination letters which pertain to any such Pennsylvania Benefit Plans.

(b)	To the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Pennsylvania or any Pennsylvania ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Pennsylvania, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c)	Neither Pennsylvania nor any Pennsylvania ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)	To the Knowledge of Pennsylvania, each Pennsylvania Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)	There is no existing, or, to the Knowledge of Pennsylvania, contemplated, audit of any Pennsylvania Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of Pennsylvania, there are no pending or threatened claims by, on behalf of or with respect to any Pennsylvania Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Pennsylvania Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Pennsylvania, is there any basis for such claim.

(f)	With respect to any services which Pennsylvania or any Pennsylvania Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Pennsylvania Benefit Plan), to the Knowledge of Pennsylvania, Pennsylvania and each Pennsylvania Subsidiary:

(i)	Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)	Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)	Have not breached any duty imposed by ERISA: and

(iv)	Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section 3.13 — Brokers and Finders.

     Neither Pennsylvania, any Pennsylvania Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Janney Montgomery Scott LLC, whose engagement letter with Pennsylvania is included in Pennsylvania Disclosure Schedule 3.13.

Section 3.14 — Environmental Matters.

(a)	Except as set forth on Pennsylvania Disclosure Schedule 3.14(a), to the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania Subsidiary, nor any property owned or operated by Pennsylvania or any Pennsylvania Subsidiary, has been or is in violation of or liable under any Environmental Law. Except as set forth on Pennsylvania Disclosure Schedule 3.14(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Pennsylvania, threatened, or any investigation pending, relating to the liability of Pennsylvania or any Pennsylvania Subsidiary with respect to any property owned or operated by Pennsylvania or any Pennsylvania Subsidiary under any Environmental Law.

(b)	Except as set forth on Pennsylvania Disclosure Schedule 3.14(b), to the Knowledge of Pennsylvania, no property, now or formerly owned or operated by Pennsylvania or any Pennsylvania Subsidiary or on which Pennsylvania or any Pennsylvania Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Pennsylvania or any Pennsylvania Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 3.15 — CRA Compliance.

     Pennsylvania and PSB are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, PSB has received a CRA rating of “satisfactory” or better from the FDIC. To the Knowledge of Pennsylvania, there is no fact or circumstance or set of facts or circumstances which would cause Pennsylvania or PSB to fail to comply with such provisions.

Section 3.16 — Information to be Supplied.

(a)	The information supplied by Pennsylvania for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Pennsylvania, and up to and including the date of the Pennsylvania Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)	The information supplied by Pennsylvania for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.17 — Related Party Transactions.

(a)	Except as set forth on Pennsylvania Disclosure Schedule 3.19, or as is disclosed in the footnotes to the Pennsylvania Financials, as of the date hereof, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Pennsylvania or any Pennsylvania Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b)	Except as set forth in Pennsylvania Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any Pennsylvania Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended. To the Knowledge of Pennsylvania, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section 3.18 — Loans.

     Except as set forth on the Pennsylvania Disclosure Schedule 3.18, all loans reflected as assets in the Pennsylvania Financials are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

Section 3.19 — Allowance for Loan Losses.

     The allowance for loan losses reflected in Pennsylvania’s and PSB’s reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Pennsylvania Financial

Statements has been and will be established in accordance with GAAP. Pennsylvania has disclosed to Sterling in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Pennsylvania that Pennsylvania has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and Pennsylvania shall disclose promptly to Sterling after the end of each month after the date hereof the amount of each such classification. Pennsylvania has disclosed to Sterling in writing prior to the date hereof the amounts of all overdrafts occurring since January 1, 2004 and Pennsylvania shall disclose promptly to Sterling after the end of each month after the date hereof and on the Effective Date the amount of such overdrafts. The OREO and in-substance foreclosures included in any of Pennsylvania’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Pennsylvania that Pennsylvania has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import and the amounts of all overdrafts occurring since January 1, 2004 are attached hereto on the Pennsylvania Disclosure Schedule 3.19 of this Agreement.

Section 3.20 — Investment Securities.

     None of the investments reflected in the Pennsylvania Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2003, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Pennsylvania to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 3.21 — Reorganization.

     As of the date hereof, Pennsylvania does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

Section 3.22 — Fairness Opinion.

     Pennsylvania has received a written opinion from Janney Montgomery Scott LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of Pennsylvania pursuant to this Agreement is fair, from a financial point of view, to the shareholders of Pennsylvania.

Section 3.23 — Non-Registration Under the Exchange Act and the Securities Act.

     The outstanding shares of Pennsylvania Common Stock were issued without registration under the Securities Act in reliance upon the exemption therefrom provided by Section 3(a)(12) thereof, Pennsylvania Common Stock is not registered nor required to be registered under Section 12 of the Exchange Act and Pennsylvania is not subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 3.24 — Quality of Representations.

     No representation made by Pennsylvania in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.25 Absence of Certain Changes

     Except as disclosed in Pennsylvania Disclosure Schedule 3.25 and provided for or contemplated in this Agreement, since December 31, 2003 there has not been:

(a)	any material transaction by Pennsylvania or any Pennsylvania Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b)	any acquisition or disposition of property by Pennsylvania or any Pennsylvania Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000.00, other than acquisitions or dispositions made in the ordinary course of business;

(c)	any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Pennsylvania or any Pennsylvania Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d)	any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of Pennsylvania or any Pennsylvania Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.01(d);

(e)	any incurring of, assumption of, or taking of, by Pennsylvania or any Pennsylvania Subsidiary, any property subject to, any liability in excess of $50,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2003 in the ordinary course of business and in conformity with past practices;

(f)	any material alteration in the manner of keeping the books, accounts or records of Pennsylvania or any Pennsylvania Subsidiary, or in the accounting policies or practices therein reflected;

(g)	any elimination of employee benefits;

(h)	any deferred routine maintenance of real property or leased premises;

(i)	any elimination of a reserve where the liability related to such reserve has remained;

(j)	any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k)	any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.26 Absence of Undisclosed Liabilities

     To the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Pennsylvania Financials delivered to Sterling prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in Pennsylvania Disclosure Schedule 3.26, since December 31, 2003, neither Pennsylvania nor any Pennsylvania Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

ARTICLE IV — REPRESENTATIONS AND
WARRANTIES OF STERLING

     Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article IV and delivered concurrently with this Agreement, Sterling hereby represents and warrants to Pennsylvania as follows:

Section 4.01 — Organization.

(a)	Sterling is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. Sterling is a bank holding company duly registered under the BHC Act of 1956, as amended. Sterling has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Sterling is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes the licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

(b)	Sterling has no Subsidiaries other than those identified in Sterling Disclosure Schedule 4.01(b).

(c)	The respective minute books of Sterling and each Sterling Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of Sterling and the Sterling Subsidiary.

(d)	Sterling has delivered to Pennsylvania true and correct copies of the articles of incorporation and bylaws of Sterling, as in effect on the date hereof.

Section 4.02 — Capitalization.

(a)	The authorized capital stock of Sterling consists of (a) 80,000,000 shares of common stock, par value $5.00 per share (“Sterling Common Stock”), of which, as of December 31, 2003; 59,310 shares are validly issued and held by Sterling as treasury stock and 21,776,551 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in Sterling’s articles of incorporation, and (b) 10,000,000 shares of preferred stock, without par value, of which none are issued and outstanding. Sterling has not issued nor is Sterling bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Sterling Common Stock or any other security of Sterling or any securities representing the right to vote, purchase or otherwise receive any shares of Sterling Common Stock or any other security of Sterling, except (i) for options to acquire shares of Sterling Common Stock issued under Sterling’s various stock option plans, (ii) pursuant to Sterling’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iii) this Agreement.

(b)	As of the date of this Agreement, Sterling owns, directly or indirectly, all of the capital stock of the Sterling Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for those subsidiaries identified in Sterling Disclosure Schedule 4.01(b). There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital of any Sterling

Subsidiary, except for those subsidiaries identified in Sterling Disclosure Schedule 4.01(b).

Section 4.03 — Authority; No Violation.

(a)	Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Sterling and the consummation by Sterling of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted Pennsylvania Options) have been duly and validly approved by the Board of Directors of Sterling by unanimous vote and no other corporate proceedings on the part of Sterling are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Sterling and, subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.04 hereof, constitutes the valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by Sterling, subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and Sterling’s and Pennsylvania’s compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and compliance by Sterling or any Sterling Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)	conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Sterling or any Sterling Subsidiary;

(ii)	violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any Sterling Subsidiary or any of their respective properties or assets; or

(iii)	violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sterling or any Sterling Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Sterling or any Sterling Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected;

except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

Section 4.04 — Consents.

     Except for consents and approvals of, or filings with, Regulatory Authorities and state securities or “blue sky” authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Sterling or the consummation of the Contemplated Transactions.

Section 4.05 — Financial Statements.

(a)	Sterling has delivered to Pennsylvania the Sterling Financials, except those pertaining to quarterly periods commencing after December 31, 2003, which it will deliver to Pennsylvania within 45 days after the end of the respective quarter. The delivered Sterling Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sterling as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)	To the Knowledge of Sterling, Sterling did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Sterling Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

Section 4.06 — No Material Adverse Change.

     Neither Sterling nor any Sterling Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 2003, which change has had a Material Adverse Effect.

Section 4.07 — Taxes.

(a)	Sterling and the Sterling Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Sterling is the common parent. Sterling has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, Sterling and the Sterling Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from Sterling or any Sterling Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	To the Knowledge of Sterling, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Sterling or any Sterling Subsidiary, nor has Sterling or any Sterling Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

Section 4.08 — Contracts.

     Each of the material contracts, to which Sterling is a party that relates to or affects the assets or operations of Sterling is a valid and binding obligation of Sterling and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.09 — Ownership of Property

     Sterling and each Sterling Subsidiary has good and marketable title to Sterling properties and assets (other than property as to which Sterling is lessee), except for (i) such items shown in the Sterling consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on Sterling.

Section 4.10 — Financing.

     At the Effective Date, Sterling will have available cash sufficient to pay the amounts required to be paid to Pennsylvania shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

Section 4.11 — Legal Proceedings.

     Neither Sterling nor any Sterling Subsidiary is a party to any, and there are no pending or, to the Knowledge of Sterling, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)	Against Sterling or any Sterling Subsidiary;

(b)	To which the assets of Sterling or any Sterling Subsidiary are subject;

(c)	Challenging the validity or propriety of any of the Contemplated Transactions; or

(d)	Which could materially adversely affect the ability of Sterling or any other Sterling Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12 — Compliance with Applicable Law.

     Except as disclosed on Sterling Disclosure Schedule 4.12 or where noncompliance would not have a Material Adverse Effect: (i) Sterling and its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to them or to any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Sterling or its Subsidiaries as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the Knowledge of Sterling, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any thereof

Section 4.13- ERISA

(a)	Sterling has delivered or made available to Pennsylvania true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, annual Sterling management incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) and other employee benefit plans, policies, agreements and arrangements, which are set forth in Sterling Disclosure Schedule 4.13, together with:

(i)	The most recent actuarial reports (if any) and financial reports relating to those Sterling Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)	The most recent Form 5500 (if any) relating to such Sterling Benefit Plans filed with the IRS; and

(iii)	The most recent IRS determination letters which pertain to any such Sterling Benefit Plans.

(b)	To the Knowledge of Sterling, neither Sterling nor any Sterling ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Sterling or any Sterling ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Sterling, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section

4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c)	Neither Sterling nor any Sterling ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)	To the Knowledge of Sterling, each Sterling Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)	There is no existing, or, to the Knowledge of Sterling, contemplated, audit of any Sterling Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of Sterling, there are no pending or threatened claims by, on behalf of or with respect to any Sterling Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Sterling Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Sterling, is there any basis for such claim.

(f)	With respect to any services which Sterling or any Sterling Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Sterling Benefit Plan), to the Knowledge of Sterling, Sterling and each Sterling Subsidiary:

(i)	Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)	Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)	Have not breached any duty imposed by ERISA: and

(iv)	Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section 4.14 — Brokers and Finders.

     Neither Sterling, any Sterling Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Griffin Financial Group, LLC (“Griffin”) whose engagement with Sterling is disclosed in Sterling Disclosure Schedule 4.14.

Section 4.15 — Environmental Matters.

     Except as set forth on Sterling Disclosure Schedule 4.15(a), to the Knowledge of Sterling, neither Sterling, any Sterling Subsidiary, nor any property owned or operated by Sterling or any Sterling Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Sterling Disclosure Schedule 4.15(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Sterling, threatened, or any investigation pending, relating to the liability of Sterling or any Sterling Subsidiary with respect to any property owned or operated by Sterling or any Sterling Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 4.16 — Allowance for Loan Losses.

     The allowance for loan losses reflected in Sterling’s reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the Sterling Financial Statements has been and will be established in accordance with GAAP.

Section 4.17 — Information to be Supplied.

(a)	The information supplied by Sterling for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Pennsylvania, and up to and including the date of the Pennsylvania Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)	The information supplied by Sterling for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.18 — Reporting Requirements

     Sterling Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 4.19 — Reorganization.

     As of the date hereof, Sterling does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. Sterling shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

Section 4.20 — Fairness Opinion.

     Sterling has received an oral opinion from Griffin Financial, LLC to the effect that, as of the date hereof, the consideration to be paid by Sterling pursuant to this Agreement is fair, from a financial point of view, to Sterling and the Sterling Shareholders.

Section 4.21 — Sterling Common Stock.

     The shares of Sterling Common Stock to be issued and delivered to Pennsylvania shareholders in accordance with this Agreement, and the shares of Sterling Common Stock issuable pursuant to the Sterling Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of Sterling shall have any pre-emptive right with respect thereto.

Section 4.22 — Securities Documents.

     Sterling has delivered to Pennsylvania copies of:

(a)	Sterling’s annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

(b)	All other reports, registration statements and filings of Sterling filed with the SEC since January 1, 2004; and

(c)	Sterling’s proxy materials used, or to be used, in connection with its meetings of shareholders held in 2004 and 2003.

     The reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 4.23 — Quality of Representations.

     To the Knowledge of Sterling, no representation made by Sterling in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V — COVENANTS OF THE PARTIES

Section 5.01 — Conduct of Pennsylvania’s Business.

     Through the Closing Date, Pennsylvania shall, and shall cause each Pennsylvania Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Sterling. Pennsylvania shall, and shall cause each Pennsylvania Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Pennsylvania or the Pennsylvania Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Sterling, which consent shall not be unreasonably withheld, delayed or conditioned. Pennsylvania shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice. Through the Closing Date, except as otherwise consented to in writing by Sterling (such consent shall not be unreasonably withheld) or as permitted by this Agreement, Pennsylvania shall not, and shall not permit any Pennsylvania Subsidiary to:

(a)	Change any provision of its articles of incorporation or of its bylaws;

(b)	Except as provided in Section 1.02(g), change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of Pennsylvania capital stock; except that Pennsylvania may issue shares of Pennsylvania Common Stock upon the valid exercise of any Pennsylvania Options issued and outstanding on the date hereof as disclosed on Schedule 5.01(b), and as provided in Section 1.02(g) hereof;

(c)	Grant any severance or termination pay, other than pursuant to policies or agreements of Pennsylvania or any Pennsylvania Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with Pennsylvania or any Pennsylvania Subsidiary;

(d)	Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Pennsylvania or any Pennsylvania Subsidiary, except for:

(i)	Routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount of Two Million Four Hundred and Seventy-six Thousand, Two Hundred and Twenty-three Dollars ($2,476,223.00);

(ii)	annual bonuses in accordance with past practice and discretionary cash awards in an amount not to exceed Two Hundred Thousand Dollars ($220,000) in the aggregate;

(iii)	other discretionary bonuses mutually agreed upon by Sterling and Pennsylvania; and

(iv)	discretionary contributions to Pennsylvania Benefit Plans mutually agreed upon by Sterling and Pennsylvania.

(e)	Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(f)	Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to Sterling;

(g)	Change any method, practice or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;

(h)	Waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(i)	Implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement provided, however, that nothing herein shall prohibit Pennsylvania from amending the provisions of the 1994 Stock Incentive Plan and the 2003 Stock Incentive Plan and related agreements issued thereunder to the extent necessary to permit an optionholder whose employment with PSB is terminated by PSB within twelve (12) months of the Effective Date to exercise any vested (as determined as of the Effective Date) outstanding stock option for a period of at least one year from the Effective Date, but not later than the expiration date of such option;

(j)	Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(k)	Enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(l)	Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(m)	Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(n)	Purchase any security for its investment portfolio (i) rated less than “baa” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(o)	Except as set forth on Pennsylvania Disclosure Schedule 5.01(o), make any capital expenditure of $50,000.00 or more; or undertake or enter into any lease, contract or other commitment for its account;

(p)	Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(q)	Not liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity or person (or agree to any merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity, or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity, or person; acquire control over any other firm, financial institution, corporation or organization; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of Pennsylvania to any party other than Sterling or an affiliate of Sterling, other than in the ordinary course of business and consistent with prior practice unless the failure to do so shall, in the good faith judgment of the Pennsylvania board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania;

(r)	Agree to do any of the foregoing.

Section 5.02 — Access; Confidentiality.

(a)	Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)	Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither Pennsylvania, Sterling, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

Section 5.03 — Regulatory Matters.

     Through the Closing Date:

(a)	Sterling and Pennsylvania shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. Sterling and Pennsylvania shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)	Pennsylvania and Sterling shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)	Pennsylvania and Sterling shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, Pennsylvania and Sterling shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

Section 5.04 — Taking of Necessary Actions.

     Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

Section 5.05 — No Solicitation.

     Pennsylvania shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)	Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)	Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

(c)	Agree to or endorse any Acquisition Proposal;

unless the failure to do so shall, in the good faith judgment of the Pennsylvania board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania. Pennsylvania shall notify Sterling as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Pennsylvania, any Pennsylvania Subsidiary, or any other business combination involving Pennsylvania or any Pennsylvania Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Pennsylvania Common Stock or the then outstanding shares of common stock of any Pennsylvania Subsidiary.

Section 5.06 — Update of Disclosure Schedules.

     Through the Closing Date, Pennsylvania shall update the Pennsylvania Disclosure Schedule, and Sterling shall update the Sterling Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

Section 5.07 — Other Undertakings by Sterling and Pennsylvania.

(a)	Undertakings of Pennsylvania.

(i)	Shareholder Approval. Pennsylvania shall submit this Agreement to its shareholders for approval at the Pennsylvania Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

(ii)	Phase I Environmental Audit. Pennsylvania shall permit Sterling, if Sterling elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by Pennsylvania or any Pennsylvania Subsidiary. Sterling must commence a “phase I environmental audit” within sixty (60) days of the date of this Agreement or Sterling’s right to perform such an audit shall be waived.

(iii)	Pennsylvania Employee Stock Purchase Plan. In the event the Effective Date shall not have occurred on or before December 31, 2004, and this Agreement shall not have been terminated pursuant to Article VII hereof, Pennsylvania hereby agrees to suspend the Pennsylvania Employee Stock Purchase Plan immediately following the automatic exercise of options thereunder on December 31, 2004; or, in the event the Effective Date shall occur on or before December 31, 2004, Pennsylvania agrees to amend the Pennsylvania Employee Stock Purchase Plan to cause the “Purchase Date” thereunder to be deemed to occur on the Business Day immediately preceding such Effective Date and to terminate the Pennsylvania Employee Stock Purchase Plan effective on the Effective Date.

(b)	Undertakings of Sterling and Pennsylvania.

(i)	Filings and Approvals. Sterling and Pennsylvania shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)	The Applications;

(B)	The Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)	All other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)	Public Announcements. Sterling and Pennsylvania shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)	Maintenance of Insurance. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall maintain insurance in such amounts as Sterling and Pennsylvania, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)	Maintenance of Books and Records. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)	Taxes. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)	Outside Service Bureau Contracts. Sterling and Pennsylvania shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement Pennsylvania or any Pennsylvania Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall elect) and Pennsylvania for the provision of similar services to Pennsylvania or any Pennsylvania Subsidiary on terms and conditions mutually acceptable to Pennsylvania and Sterling. Except as otherwise provided in this Agreement, nothing in this Section 5.07(b)(vi) shall be construed as obligating Pennsylvania to terminate any contract or arrangement.

(vii)	In-House Operations. Sterling and Pennsylvania shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of Pennsylvania or any Pennsylvania Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall select) and Pennsylvania for the provision of similar services to Pennsylvania or any Pennsylvania Subsidiary on terms and conditions mutually acceptable to Pennsylvania and Sterling. Except as otherwise provided in this Agreement, nothing in this Section 5.07(b)(vii) shall be construed as obligating Pennsylvania to terminate any activity or service.

(viii)	Delivery of Financial Statements. Pennsylvania shall deliver to Sterling, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended March 31, 2004, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(ix)	Delivery of SEC or Regulatory Filings and Documents. Sterling and Pennsylvania shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act or with Regulatory Authorities promptly upon the filing thereof.

(x)	Other Matters. Sterling and Pennsylvania shall each use reasonable best efforts and cooperate with each other to cause the Closing Date to occur on or before December 31, 2004; however, nothing herein shall be construed as committing either party to close the transaction contemplated by this Agreement on or before such date.

(c)	Undertakings of Sterling.

(i)	Employees, Severance Policy.

(A)	Subject to Sterling’s usual personnel and qualification policies, Sterling will endeavor to continue the employment of all current Non-Management Employees of Pennsylvania in positions that will contribute to the successful performance of the combined organization. More specifically, Sterling will, after consultation with Pennsylvania prior to the Closing Date, inform each Pennsylvania employee of the likelihood of such employee having continued employment with Sterling, or any Sterling Subsidiary following the Closing, and will permit any Pennsylvania employee to apply for any employment position posted as available with Sterling, or any Sterling Subsidiary. Sterling will give any Pennsylvania applicant priority consideration. Where there is a coincidence of responsibilities, Sterling will try to reassign the affected individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or if Sterling elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location that is both within twenty five (25) miles of the employee’s then current work location with Pennsylvania and within fifty (50) miles of the employee’s then current residence), Sterling will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i).

(B)	Sterling will grant an eligible exempt employee eight (8) weeks of severance pay plus two (2) weeks of severance pay for each year of service up to a maximum of fifty-two (52) weeks of severance pay, together with outplacement costs of up to $5,000, and continued medical benefits paid for the severance payment term. Sterling will grant an eligible non-exempt employee four (4) weeks of severance pay plus two (2) weeks of severance pay for each year of service up to a maximum of twenty-six (26) weeks of severance pay, together with outplacement costs of up to $2,500, and continued medical benefits paid for the severance payment term.

(C)	All employees of Pennsylvania or of any Pennsylvania Subsidiary on the date hereof will be eligible for severance benefits set forth in this Section 5.07(c)(i), except that no employee of Pennsylvania or of any Pennsylvania Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement or similar plan or right.

(D)	Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” or voluntarily terminates his or her employment after being offered a position that is not “comparable employment” as defined in Section 5.07(c)(i)(A) above, within twelve months after the Effective Date. Any person whose employment with Sterling or any Sterling Subsidiary is terminated without “cause” after twelve months from the Effective Date shall receive such severance benefit from Sterling or such Sterling Subsidiary as is provided for in Sterling’s general severance policy for such terminations (with full credit being given for each year of service with Pennsylvania or any Pennsylvania Subsidiary).

(E)	For purposes of this Section 5.07(c)(i), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; or (3) disseminated confidential information concerning customers, Sterling, any Sterling Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy.

(ii)	Employee Benefits.

(A)	As of the Effective Date, each employee of Pennsylvania or of any Pennsylvania Subsidiary who becomes an employee of Sterling or of any Sterling Subsidiary shall be entitled to full credit for each year of service with Pennsylvania of the Pennsylvania Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Sterling’s, or as appropriate, in the Sterling Subsidiary’s, employee benefit plans, programs and policies. Sterling shall use the original date of hire by Pennsylvania or a Pennsylvania Subsidiary in making these determinations.

(B)	The employee benefits provided to former employees of Pennsylvania or a Pennsylvania Subsidiary after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by Sterling or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of Pennsylvania or any Pennsylvania Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

(C)	Subject to the other provisions of this Section 5.07(c)(ii) and Section 2.07, after the Effective Date, Sterling may discontinue, amend, convert to, or merge with, a Sterling or Sterling Subsidiary plan any Pennsylvania Benefit Plan, subject to the plan’s provisions and applicable law.

(iii)	Indemnification, Insurance.

(A)	For six (6) years after the Effective Date (except as described below), Sterling shall indemnify, defend and hold harmless the present and former directors, and officers of Pennsylvania and PSB (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Date (and also advance expenses incurred) to the extent permitted by Sterling’s articles of incorporation, and bylaws, and applicable law, (i) including actions or omissions occurring in connection with the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Date, and (ii) excepting liability for fraud, deception or intentional misrepresentation; provided, however, that Sterling shall not have an obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction or Regulatory Authority shall ultimately determine, and such determination shall become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or the Regulatory Authority.

(B)	For a period of six (6) years following the Effective Date, Sterling shall pay the premiums for a Director and Officer Liability Insurance Tail Policy for the Directors and Officers of Pennsylvania and PSB as of the Effective Date and for all former directors and officers of Pennsylvania and PSB, if insurable by an insurance carrier within the financial limitations of this Section 5.07(c)(iii), with conditions and terms substantially comparable to the Director and Officer Liability Policy of Pennsylvania as of the date of this Agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such Director and Officer Liability Insurance Tail Policy, in effect as of the date of this Agreement. In the event Sterling is unable to obtain a Director and Officer Liability Insurance Tail Policy at a cost not in excess of 150% of such rate, Sterling shall obtain a Director and Officer Liability Insurance Tail Policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

(iv)	Grant of Stock Options. At the first meeting of the board of directors of Sterling following the Effective Date, the Chief Executive Officer, Chief Business Services Officer and Chief Personal Services Officer of PSB, or such persons occupying similar positions, however titled, at PSB shall be eligible to participate in Sterling’s Stock Option Plan at levels comparable to other similarly situated executives at Sterling. Furthermore, the Board of Directors of PSB may recommend that Sterling make, and Sterling agrees to grant in accordance with such recommendation, incentive stock option awards of up to five hundred (500) options each to a maximum of fifteen employees of PSB.

(v)	Reorganization. Through the Closing Date, Sterling shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

(vi)	Conduct of Sterling’s Business. Through the Closing Date, Sterling shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Sterling and others with whom business relationships exist.

ARTICLE VI — CONDITIONS

Section 6.01 — Conditions to Pennsylvania’s Obligations under this Agreement.

     The obligations of Pennsylvania hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Pennsylvania pursuant to Section 8.03 hereof:

(a)	Corporate Proceedings. All action required to be taken by, or on the part of, Sterling to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Sterling, and Pennsylvania shall have received certified copies of the resolutions evidencing such authorizations.

(b)	Covenants; Representations. The obligations of Sterling required by this Agreement to be performed by Sterling at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Sterling set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)	Approvals of Regulatory Authorities. Procurement by Pennsylvania and Sterling of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

(d)	No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)	Officer’s Certificate. Sterling shall have delivered to Pennsylvania a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

(f)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)	Tax Opinion. Pennsylvania shall have received an opinion of Rhoads & Sinon LLP or Beard Miller Company, LLP, special counsel to Pennsylvania, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Sterling Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Pennsylvania, Sterling and others.

(h)	Approval by Pennsylvania’s Shareholders. This Agreement shall have been approved by the shareholders of Pennsylvania by such vote as is required by the BCL and the articles of incorporation and bylaws of Pennsylvania.

(i)	Other Documents. Pennsylvania shall have received such other certificates, documents or instruments from Sterling or its officers or others as Pennsylvania shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)	Nasdaq Listing. The Sterling Common Stock, to be issued in the Contemplated Transactions, shall be authorized for quotation on Nasdaq.

(k)	Illegality. No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

(l)	Legal Opinion. Pennsylvania shall have been furnished with an opinion of Sterling’s legal counsel, dated the Closing Date, addressed to Pennsylvania, substantially to the effect set forth in Exhibit 5. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Sterling or any Sterling Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

(m)	No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Sterling or any of the Sterling Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 6.02 — Conditions to Sterling’s Obligations under this Agreement.

     The obligations of Sterling hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sterling pursuant to Section 8.03 hereof:

(a)	Corporate Proceedings. All action required to be taken by, or on the part of, Pennsylvania and PSB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Pennsylvania and PSB, respectively, and Sterling shall have received certified copies of the resolutions evidencing such authorizations.

(b)	Covenants; Representations. The obligations of Pennsylvania and PSB required by this Agreement to be performed by Pennsylvania and PSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Pennsylvania set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)	Approvals of Regulatory Authorities. Procurement by Sterling and Pennsylvania of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to Sterling of the Contemplated Transactions.

(d)	No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)	Officer’s Certificate. Pennsylvania shall have delivered to Sterling a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.02 have been satisfied.

(f)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)	Tax Opinion or Letter. Sterling shall have received an opinion of Shumaker Williams, P.C., special counsel to Sterling, or a letter from Ernst & Young, LLP, Sterling’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Sterling Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Pennsylvania, Sterling and others.

(h)	Approval by Pennsylvania’s Shareholders. This Agreement shall have been approved by the shareholders of Pennsylvania by such vote as is required by the BCL and the articles of incorporation and bylaws of Pennsylvania.

(i)	Termination of Agreement. The Investment Agreement dated September 4, 2003, by and between Pennsylvania and National Penn Bancshares, Inc., and the Stock Purchase Agreement dated April 20, 1989 between Pennsylvania and National Penn Bancshares, Inc., shall both have been terminated by the parties thereto and thereafter be void and shall have no effect.

(j)	Release and Waiver. Sterling shall have received executed Release from and Waiver of Rights Under Change of Control Letter Agreements in the form attached hereto as Schedule 3 from Donald J. Bonafede, Patricia A. Husic and George C. McAlister and Agreement and Releases in the form attached hereto as Schedule 4 from David W. Cathell and Paul H. Weidman, Jr.

(k)	Other Documents. Sterling shall have received such other certificates, documents or instruments from Pennsylvania or its officers or others as Sterling shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(l)	Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(ii) hereof shall not result in a Material Adverse Effect on Pennsylvania; provided, however that (i) any such environmental audit must be initiated within sixty (60) days of the date of this Agreement and (ii) Sterling must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within thirty (30) days of receiving the results of such environmental audit.

(m)	Key Pennsylvania Management. Each Key Pennsylvania Management member shall remain employed by Pennsylvania or any Pennsylvania Subsidiary through the Effective Date.

(n)	No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Pennsylvania or any of the Pennsylvania Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(o)	Voting Agreement. In connection with the execution of this Agreement, each director, executive officer and shareholder owning ten percent (10%) or more of the common stock of Pennsylvania or any Pennsylvania Subsidiary shall have delivered to Sterling an executed Voting Agreement in the form attached hereto as Exhibit 2.

(p)	Affiliates Letter. Sterling shall have received from each director and executive officer of Pennsylvania an executed counterpart of an affiliate’s agreement, in the form attached hereto as Exhibit 7.

(q)	Landlord Consent. Sterling shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Pennsylvania is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

(r)	Illegality. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

(s)	Legal Opinion. Sterling shall have been furnished with an opinion of Pennsylvania’s legal counsel, dated the Closing Date, addressed to Sterling, substantially to the effect set forth in Exhibit 5. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Pennsylvania or any Pennsylvania Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

ARTICLE VII — TERMINATION

Section 7.01 — Termination.

     This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual written consent of the parties hereto;

(b)	By Sterling or Pennsylvania:

(i)	If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii)	If the Closing Date shall not have occurred prior to March 31, 2005 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)	If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv)	If the Pennsylvania Shareholders vote but fail to approve the Merger at the Pennsylvania Shareholders Meeting.

(c)	By Pennsylvania, no later than 5:00 p.m. prevailing Eastern Time on the Business Day immediately preceding the Closing Date, following a determination that the conditions described in subsection (a) of Exhibit 7.01(c) attached hereto have been met.

(d)	By Sterling if Pennsylvania or any Pennsylvania Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(e)	By Pennsylvania if Pennsylvania or any Pennsylvania Subsidiary enters into any transaction described in (d) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania.

(f)	By Sterling if Pennsylvania withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Sterling regarding this Agreement or the Merger.

Section 7.02 — Effect of Termination.

     If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Sterling or Pennsylvania to the other, except for any liability of Sterling or Pennsylvania under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII — MISCELLANEOUS

Section 8.01 — Expenses and Other Fees.

(a)	Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b)	If Pennsylvania fails to complete the Merger after the occurrence of one of the following events, and Sterling shall not be in material breach of this Agreement, Pennsylvania shall immediately pay Sterling a fee of $2,000,000:

(i)	A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Sterling or an Affiliate of Sterling:

(A)	Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Pennsylvania Common Stock; or

(B)	Enters into an agreement, letter of intent or memorandum of understanding with Pennsylvania pursuant to which such person or group or any affiliate of such person or group would:

(1)	Merge or consolidate, or enter into any similar transaction, with Pennsylvania;

(2)	Acquire all or substantially all of the assets or liabilities of Pennsylvania; or

(3)	Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Pennsylvania Common Stock; or

(ii)	Pennsylvania authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in subsection (b)(i)(B) above; or

(iii)	The Pennsylvania shareholders vote but fail to approve the Merger at the Pennsylvania Shareholders Meeting, or the Pennsylvania Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)	The Pennsylvania Board of Directors shall have withdrawn or modified its recommendation that Pennsylvania shareholders approve and adopt this Agreement;

(B)	There has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Sterling or an Affiliate of Sterling, of an offer or proposal to acquire 10% or more of the Pennsylvania Common Stock then outstanding, or to acquire, merge, or consolidate with Pennsylvania, or to purchase all or substantially all of Pennsylvania’s assets and, within eighteen (18) months of such announcement Pennsylvania enters into an agreement with any person or group (or those terms as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) to acquire, merge, or consolidate with Pennsylvania or to purchase all or substantially all of Pennsylvania’s assets;

(C)	Any one or more directors or executive officers of Pennsylvania or other persons who have signed a Voting Agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of the Pennsylvania Common Stock shall have failed to maintain continued ownership of the shares of Pennsylvania Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Voting Agreements), as required by such signed Voting Agreements; or

(D)	Any director or executive officer of Pennsylvania or other person who has signed a Voting Agreement shall have failed to vote at the Pennsylvania Shareholders Meeting the shares of Pennsylvania Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Voting Agreement), as required by such signed Voting Agreement.

(iv)	This Agreement is terminated pursuant to Section 7.01 (d), (e) or (f).

Section 8.02 — Non-Survival of Representations and Warranties; Disclosure Schedules.

     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), (e) and (f), 2.07, 2.08, and 5.07(c)(i), (ii), (iii), (iv) and (v) shall survive the Closing.

Section 8.03 — Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a)	Amend this Agreement;

(b)	Extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)	Waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)	To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

     This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 — Entire Agreement.

(a)	This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05 — No Assignment.

     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 — Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)	If to Sterling, to:

J. Roger Moyer, Jr.
President and Chief Executive Officer
Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, PA 17601
Fax: (570) 581-6033

with a copy to:

Nicholas Bybel, Jr.
Shumaker Williams, P.C.
3425 Simpson Ferry Road
Camp Hill, PA 17011
Fax: (717) 764-7419

(b)	If to Pennsylvania, to:

Thomas J. Sposito, II
President and Chief Executive Officer
The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, PA 17001-0487

with a copy to:

Dean H. Dusinberre
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

Section 8.07 — Disclosure Schedules.

     Information contained on either the Pennsylvania Disclosure Schedule or the Sterling Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.08 — Tax Disclosure.

     Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.09 — Captions.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.10 — Counterparts.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.11 — Severability.

     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.12 — Governing Law.

     This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	STERLING FINANCIAL CORPORATION

s/Douglas P. Barton	By	s/J. Roger Moyer, Jr.

Vice President, Secretary	J. Roger Moyer, Jr.
President and Chief Executive Officer

THE PENNSYLVANIA STATE
WITNESS:	BANKING COMPANY
s/Dean H. Dusinberre

	By	s/Thomas J. Sposito, II

Thomas J. Sposito II
President and Chief Executive Officer